For Immediate Release

Contact:  Deb O'Halloran
Kinnard Investments, Inc.
(612) 370-2767

Exhibit (a)(2)

KINNARD'S DIRECTORS REJECT STOCKWALK OFFER
Board is committed to enhance shareholder value

MINNEAPOLIS, December 21/PRNewswire/— A Special Committee of the Board of Directors of Kinnard Investments, Inc. (NASDAQ:KINN) today announced that they had unanimously rejected Stockwalk.com Group, Inc.'s unsolicited $7.50 per share tender offer to buy Kinnard. The Special Committee will continue to work with U.S. Bancorp Piper Jaffray, its investment banker, on strategies to enhance shareholder value.

The Special Committee determined that the Stockwalk tender offer was financially inadequate, highly contingent, and not in the best interests of Kinnard and its shareholders and urged shareholders not to tender their shares in response to Stockwalk's offer.

Robert Potts, the Special Committee spokesperson, commented, "We are certain that Kinnard is more valuable than the Stockwalk offer. In addition to being financially inadequate, we are not at all sure that Stockwalk's offer is viable since it is contingent on numerous conditions, including obtaining financing."

Mr. Potts continued, "The goal of Kinnard's Board of Directors is to enhance shareholder value. It has instructed the Special Committee and Piper Jaffray to explore strategic alternatives to accomplish that goal."

Kinnard has filed a Schedule 14D-9 Solicitation/Recommendation Statement with the Securities and Exchange Commission, which will be mailed to its shareholders, that details a number of the factors that the Special Committee considered in rejecting the Stockwalk offer, including:

  •
  The opinion of Kinnard's investment banker, U.S. Bancorp Piper Jaffray, that Stockwalk's offer price of $7.50 is inadequate to shareholders from a financial point of view;

  •
  The speculative nature of the funding necessary to consummate the Stockwalk offer; and

  •
  The initiative of the Kinnard's Board to explore strategic alternatives to enhance shareholder value.

Kinnard Investments, Inc. is a Minneapolis-based financial services holding company engaged in securities brokerage, trading, investment banking, fixed income products, asset management and related financial services.

    THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS, INCLUDING STATEMENTS CONCERNING KINNARD'S PLANS AND OBJECTIVES, THAT INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE UNCERTAINTIES RELATING TO COMPETITION AND RISK ASSOCIATED WITH THE COMPANY'S BUSINESS STRATEGY. THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT WITH RESPECT TO FORWARD-LOOKING STATEMENTS ARE NOT AVAILABLE TO STATEMENTS MADE IN CONNECTION WITH A TENDER OFFER.